Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in (i) Registration Statement No. 33-44357 on Form S-8 for the Harper Group Profit Sharing and Tax Shelter Investment Plan; (ii) Registration Statement No. 33-35272 on Form S-8 for the Harper Group, Inc. 1978 Stock Option Plan, 1982 Stock Option Plan and 1990 Stock Option Plan; (iii) Registration Statement No. 33-53557 on Form S-8 for the Harper Group, Inc. 1994 Omnibus Equity Incentive Plan; and (iv) Registration Statement No. 33-17601 on Form S-4 for the Harper Group, Inc. registration of common shares, of our report dated March 13, 1997 incorporated by reference in the Annual Report on Form 10-K of the Harper Group, Inc. for the year ended December 31, 1996.



/S/ DELOITTE & TOUCHE LLP
San Francisco, California
March 24, 1997